AMENDMENT NO. 1

to

GENTIVA HEALTH SERVICES, INC.

2004 EQUITY INCENTIVE PLAN
(AMENDED AND RESTATED AS OF MARCH 16, 2011)

This Amendment No. 1 to Gentiva Health Services, Inc. 2004 Equity Incentive Plan (amended and restated as of March 16, 2011) (the “Plan”) is made by Gentiva Health Services, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized amending the Plan to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan, subject to shareholder approval; and

WHEREAS, the Compensation Committee of the Board of Directors adopted a resolution approving this Amendment No. 1, subject to shareholder approval, on March 13, 2013;

NOW THEREFORE, the Plan is amended as follows, effective upon shareholder approval:

1. In the first sentence of Section 5(a) of the Plan, the number 6,200,000 is deleted, and the number 7,800,000 is substituted therefor.

2. In the last sentence of Section 5(a) of the Plan, the number 6,200,000 is deleted, and the number 7,800,000 is substituted therefor.

WHEREAS, the Compensation Committee of the Board of Directors may amend the Plan from time to time without shareholder approval;

NOW THEREFORE, Section 13(d)(ii)(B) of the Plan is hereby deleted and restated as follows:

“at any meeting of the Shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors in contested elections shall fail to be elected;”

Except as amended hereby, all other terms and conditions of the Plan shall remain in full force and effect.